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                                                                      EXHIBIT 99

                   RENO AIR SIGNIFICANTLY REDUCING WORKFORCE
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RENO, Nev., April 23, 1998 -- Reno Air, Inc. [(NASDAQ: RENO), (PCX: RNO)] today announced a significant restructuring of its organization. With the focus on restoring profitability while improving the product, a complete evaluation of the corporate structure has been completed.

From that evaluation, processes have been streamlined, consolidations have been put in place, the revenue accounting function will be outsourced, and staffing levels have been modified.

As a result, including the station closings and schedule reductions already announced, 330 jobs will be eliminated by summer representing approximately 15% of the workforce. Within this, are included about 70 management and administrative positions, representing 20% of those classifications, and 5 of 11 senior management positions.

"Changes like this are difficult," said Reno Air CEO Joe O'Gorman. "But if we are to make progress toward profitability, they are absolutely necessary. There are still cost reductions that need to occur, and this is a first step in that direction."

Affected employees will get pay and benefits based on longevity and the Company will work with them to find other employment.

As the Company reported earlier, job vacancies have been closed and there are no further schedule reductions planned.

"Simply, we are going to do what we do better, and at less cost," said O'Gorman.


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Contacts:       Reno Air Corporate Communications - (702) 954-5000
                Connie Huff, extension 4326